EXHIBIT 10.1
EIGHTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT
This EIGHTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of October 22, 2021, is among COMSTOCK RESOURCES, INC. (the “Borrower”), the Lenders (as defined below) party hereto, and WELLS FARGO BANK, N.A., as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).
PRELIMINARY STATEMENT
A.The Borrower, the Administrative Agent, certain banks and other financial institutions, as lenders (the “Lenders” and each a “Lender”), and certain other parties have entered into that certain Amended and Restated Credit Agreement dated as of July 16, 2019 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”; and the Existing Credit Agreement as amended by this Amendment, the “Credit Agreement”), pursuant to which the Lenders have, subject to the terms and conditions set forth therein, made certain credit available to and on behalf of the Borrower.
B.The Borrower, the Administrative Agent and the Lenders party hereto desire to amend the Existing Credit Agreement as set forth herein.
C.Subject to the terms and conditions of this Amendment, the Lenders party hereto, the Administrative Agent and the Borrower have entered into this Amendment in order to amend certain provisions of the Existing Credit Agreement and document the waiver described above, all as set forth herein.
NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein and other good and valuable consideration, the parties agree as follows:
Section 1.Definitions. Unless otherwise defined in this Amendment, each capitalized term used in this Amendment has the meaning assigned to such term in the Credit Agreement.
Section 2.Amendments to the Existing Credit Agreement.
(a)Section 1.1 of the Existing Credit Agreement is hereby amended to add in appropriate alphabetical order the following definition which shall read in its entirety as follows:
“Bakken Sale” means the sale by the Loan Parties of all of the Oil and Gas Properties of the Loan Parties located in Montana and North Dakota to Northern Oil & Gas, Inc. pursuant to that certain Asset Purchase Agreement dated as of October 6, 2021, by and between Comstock Oil & Gas, LLC, as seller, and Northern Oil and Gas, Inc., as purchaser.

(b)Section 5.10(b) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:
(b)    Without limiting the foregoing requirements set forth in Section 5.10(a) in any manner (and subject to limitations set forth in Section 6.18), from and after the date that is sixty (60) days after the date on which the Borrower shall have delivered to the Administrative Agent the most recent Reserve Report under Section 5.14 (or in connection with an Interim Redetermination), the Borrower shall enter into (and thereafter, the Borrower shall maintain in effect) Hedge Transactions with Approved Counterparties in respect of natural gas and crude oil so that the notional aggregate volumes of natural gas and crude oil covered by all Hedge Transactions of the Borrower as of any date of determination equal or exceed fifty percent (50%) of the reasonably anticipated projected aggregate amount of production of natural gas and crude oil (calculated on an equivalent basis), from Oil and Gas Properties comprising proved developed producing reserves of the Borrower and its Restricted Subsidiaries evaluated in such Reserve Report for the period of twelve consecutive full calendar months beginning with the first full month following the date such Reserve Report is delivered to the Administrative Agent (and shall, upon request, provide to the Administrative Agent reasonable evidence satisfactory to the Administrative Agent demonstrating the Borrower’s compliance with the foregoing); provided that, the requirements set forth in this Section 5.10(b) shall not apply at any time when the ratio of (x) Total Net Debt to (y) EBITDAX as of the last day of the most recent period of four consecutive fiscal quarters for which financial statements have been provided in accordance with clause (a) or (b) of Section 5.1 is less than 2.0 to 1.0 as set forth in the Compliance Certificate delivered in accordance with Section 5.1(c) in connection with the applicable financial statements; provided further, that, notwithstanding the foregoing, the requirements of this Section 5.10(b) shall apply automatically upon the occurrence and during the continuance of an Event of Default under Section 7.1(e) as a result of the Borrower’s failure to timely deliver any Compliance Certificate in accordance with Section 5.1(c) and shall continue to apply until such time as such Event of Default shall have been cured or waived and financial statements and a Compliance Certificate satisfying the requirements of the immediately preceding proviso have been delivered to the Administrative Agent.
(c)Section 6.1(a) of the Existing Credit Agreement is hereby amended by amending and restating the first paragraph thereof in its entirety to read as follows:
(a)    Ratio of Total Net Debt to EBITDAX. The Borrower will not permit, as of the last day of any fiscal quarter (commencing with the fiscal quarter ending December 31, 2019) its ratio of Total Net Debt as of the last day of such fiscal quarter to EBITDAX for the four fiscal quarters ending on the last day of such fiscal quarter, to be greater than 4.0 to 1.0; provided that the Borrower shall not permit, (i) on any date on or after May 1, 2020, on which the board of directors of the Borrower declares, approves or agrees to pay or make, directly or indirectly, any Restricted Payment pursuant to clause (c) of Section 6.8, its ratio of (x) Total Net Debt as of the date of such declaration, approval or agreement after giving pro forma effect to such Restricted Payment to (y) EBITDAX as of the last day of the most recent period of four consecutive fiscal quarters for which financial statements have been provided in accordance with clause (a) or (b) of Section 5.1, to be greater than 2.25 to 1.0 (notwithstanding any other ratio requirement in this Agreement), (ii) on any date during the period from February 17, 2021 until December 31, 2021, on which the board of directors of the Borrower declares, approves or agrees to pay or make, directly or indirectly, any Restricted Payment pursuant to clause (d) of Section 6.8, the amount of unused borrowing capacity that could be accessed under this Agreement by the Borrower on such date after giving pro forma effect to such Restricted Payment to be less than 25% of the amount of the Loan Limit in effect at such time, or (iii) on any date on or after January 1, 2022, on which the board of directors of the Borrower declares, approves or agrees to pay or make, directly or indirectly, any Restricted Payment pursuant to clause (d) of Section 6.8, (A) its ratio of (x) Total Net Debt as of the date of such declaration, approval or agreement after giving pro forma effect to such Restricted Payment to (y) EBITDAX as of the last day of the most recent period of four consecutive fiscal quarters for which financial statements have been provided in accordance with clause (a) or (b) of Section 5.1, to be greater than 3.0 to 1.0 (notwithstanding any other ratio requirement in this Agreement) or (B) the amount of unused borrowing capacity that could be accessed under this Agreement by the Borrower on such date after giving pro forma effect to such Restricted Payment to be less than 20% of the amount of the Loan Limit in effect at such time.
(d)Section 6.5 of the Existing Credit Agreement is hereby amended by (i) adding “and” at the end of clause (k) and (ii) adding the following new clause (l) to the end of such Section to read in its entirety as follows:
(l)    if consummated prior to the Scheduled Redetermination of the Borrowing Base to occur on or about April 1, 2022, the Bakken Sale;
(e)Clause (a) of Section 6.14 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:
(a) call, make or offer to make any voluntary or optional Redemption of or otherwise voluntarily or optionally Redeem (whether in whole or in part) any Indebtedness permitted by Section 6.2(k), (l), (m) or (n) except (i) to the extent constituting a Redemption, the conversion of such Indebtedness into Equity Interest of the Borrower (other than Disqualified Equity Interests) and, in connection therewith, the settlement in cash of any such Indebtedness required to avoid the issuance of fractional shares of such Equity Interests, (ii) with the cash proceeds of (A) a concurrent Equity Offering, provided no Default or Borrowing Base deficiency exists or would result therefrom, or (B) a concurrent incurrence of Permitted Refinancing Debt, (iii) the Borrower may redeem or repay the Senior Notes or the Permitted Debt (or any Permitted Refinancing Debt incurred in respect thereof) if (A) no Default or Borrowing Base Deficiency exists or would result therefrom, (B) the Total Net Debt to EBITDAX ratio after giving effect to such redemption or repayment is no greater than 2.50:1.00, and (C) the Borrower would have unused borrowing capacity that can be accessed under this Agreement in an amount not less than 20% of the amount of the Loan Limit in effect at such time, (iv) the Borrower may redeem or repay the Senior Notes or any Permitted Debt (or any Permitted Refinancing Debt incurred in respect thereof) outstanding in an aggregate principal amount of up to $25,000,000 from and after the Effective Date so long as (A) no Default or Borrowing Base Deficiency exists or would result therefrom and (B) the Borrower would have unused borrowing capacity that can be accessed under this Agreement in an amount not less than 20% of the amount of the Loan Limit in effect at such time, and (v) the Borrower may redeem or repay the Covey Park Notes if (A) no Default or Borrowing Base Deficiency exists or would result therefrom, (B) the Total Net Debt to EBITDAX ratio after giving effect to such redemption or repayment is no greater than 3.00:1.00, and (C) the Borrower would have unused borrowing capacity that can be accessed under this Agreement in an amount not less than 20% of the amount of the Loan Limit in effect at such time;
Section 3.Limited Waivers. The Borrower has advised the Lenders that, as a result of the Bakken Sale, it anticipates that the aggregate volume of all commodity Hedge Transactions for which settlement payments will be calculated in the calendar months of November 2021 and December 2021 will exceed 100% of actual production of crude oil in such calendar months (collectively, the “Specified Over-Hedging Event”). The Borrower has requested that the Lenders (a) waive any Event of Default that might occur under Section 6.18 of the Credit Agreement solely as a result of the Specified Over-Hedging Event and (b) waive the requirement in Section 6.18(g), with respect to crude oil volumes only, that the Borrower terminate, create off-setting positions, allocate volumes to other production for which the Borrower and the other Loan Parties are marketing, or otherwise unwind existing commodity Hedge Transactions such that, at such time, hedging volumes will not exceed 100% of reasonably anticipated projected production of crude oil for November 2021 or December 2021 (such waivers, collectively, the “Limited Waivers”). Subject to the satisfaction or waiver in writing of each of the conditions set forth in Section 5 below and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, the Lenders party hereto, hereby grant the Limited Waivers. The Limited Waivers provided in this Section 3 shall apply solely with regard to the Specified Over-Hedging Event and solely to the extent the Specified Over-Hedging Event results or resulted from the Bakken Sale, and nothing contained in this Agreement shall be deemed a consent to, or waiver of, any other action or inaction of the Loan Parties that constitutes (or would constitute) a violation of or a departure from any provision of the Credit Agreement or any other Loan Document, or which constitutes (or would constitute) a Default or Event of Default. The Limited Waivers described in this Section 3 are each a one-time waiver limited to the Specified Over-Hedging Event. Neither the Lenders nor the Administrative Agent shall be obligated to grant any future waivers, consents or amendments with respect to Section 6.18 of the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document. Other than the Limited Waivers expressly provided for in this Section 3, the Loan Parties hereby agree and acknowledge that no course of dealing and no delay in exercising any right, power or remedy conferred on the Administrative Agent or any Lender in the Credit Agreement or in any other Loan Document or now or hereafter existing at law, in equity, by statute or otherwise shall operate as a waiver of or otherwise prejudice any such right, power or remedy.
Section 4.Ratification. The Borrower, for itself and the other Loan Parties, hereby ratifies and confirms all of the Obligations under the Credit Agreement (as amended hereby) and the other Loan Documents, and in particular, affirms that the terms of the Security Documents secure, and will continue to secure, all Obligations after giving effect to this Amendment.
Section 5.Effectiveness. This Amendment shall become effective upon the first date on which all of the conditions set forth in this Section 5 are satisfied (the “Eighth Amendment Effective Date”):
(a)the Administrative Agent shall have received executed counterpart signature pages to this Amendment from the Borrower, the Administrative Agent and Lenders comprising at least the Majority Lenders; and
(b)the Borrower shall have confirmed and acknowledged to the Administrative Agent and the Lenders, and by its execution and delivery of this Amendment, the Borrower does hereby confirm and acknowledge to the Administrative Agent and the Lenders, that (i) the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of the Borrower and each other Loan Party; (ii) the Credit Agreement (as amended hereby) and each other Loan Document constitute valid and legally binding agreements enforceable against the Borrower and each other Loan Party that is a party thereto in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity; (iii) the representations and warranties by the Borrower and each other Loan Party contained in the Credit Agreement and in the other Loan Documents are true and correct on and as of the date hereof as though made as of the date hereof; and (iv) no Default or Event of Default exists under the Credit Agreement or any of the other Loan Documents.
Section 6.Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 7.Miscellaneous. (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Existing Credit Agreement, and each reference in each other Loan Document to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Existing Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended or otherwise modified by this Amendment; (b) the execution, delivery and effectiveness of this Amendment shall not, operate as a waiver of any default of the Borrower or any other Loan Party or any right, power or remedy of the Administrative Agent or the Lenders under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents and except as otherwise modified by the terms hereof, the Credit Agreement and such other Loan Documents shall remain in full force and effect; (c) this Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement; and (d) delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment. This Amendment shall constitute a Loan Document for purposes of the Credit Agreement.
Section 8.Release of Administrative Agent, Issuing Bank and Lenders; Etc. In consideration of the amendments set forth in this Amendment, the Borrower and the Guarantors hereby release, acquit, forever discharge, and covenant not to sue, the Administrative Agent, the Issuing Bank and each Lender, along with all of their respective beneficiaries, officers, directors, shareholders, agents, employees, servants, attorneys and representatives, as well as their respective affiliates, heirs, executors, legal representatives, administrators, predecessors in interest, successors and assigns (each individually, a “Released Party” and collectively, the “Released Parties”) from any and all claims, demands, debts, liabilities, contracts, agreements, obligations, accounts, defenses, suits, offsets against the indebtedness evidenced by the Loan Documents, actions, causes of action or claims for damages or relief of whatever kind or nature, whether equitable or monetary, whether known or unknown, suspected or unsuspected by the Borrower which the Borrower, any Guarantor or any Subsidiary of any of them, has, had or may have against any Released Party, for or by reason of any matter, cause or thing whatsoever occurring on or at any time prior to the date of this Amendment, including, without limitation, any matter that relates to, in whole or in part, directly or indirectly (a) the Credit Agreement, any promissory note, any Security Document, any other Loan Document or the transactions evidenced thereby, including, without limitation, any disbursements under the Credit Agreement, any promissory notes, the negotiation of any of the Credit Agreement, the promissory notes, the Mortgages or the other Loan Documents, the terms thereof, or the approval, administration or servicing thereof; or (b) any notice of default, event of default in reference to any Loan Document or any other matter pertaining to the collection or enforcement by any Released Party of the indebtedness evidenced by any Loan Document or any right or remedy under any Loan Document; or (c) any purported oral agreements or understandings by and between any Released Party and the Borrower or any Guarantor in reference to any Loan Document.
Section 9.Final Agreement. THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS, INCLUDING THIS AMENDMENT, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its officer(s) thereunto duly authorized as of the date first above written.

BORROWER:

COMSTOCK RESOURCES, INC.,
a Nevada corporation

By:	/s/ Roland O. Burns
Name: Roland O. Burns
Title: President and Chief Financial Officer

ADMINISTRATIVE AGENT AND LENDERS:

WELLS FARGO BANK, N.A., as Administrative
Agent, Issuing Bank and a Lender

By:	/s/ Jonathan Herrick
Name: Jonathan Herrick
Title: Director

BANK OF AMERICA, N.A., as Lender

By:	/s/ Raza Jafferi
Name: Raza Jafferi
Title: Director

FIFTH THIRD BANK NATIONAL
ASSOCIATION, as Lender

By:	/s/ Thomas Kleiderer
Name: Thomas Kleiderer
Title: Managing Director

Mizuho Bank, Ltd., as Lender

By:	/s/ Edward Sacks
Name: Edward Sacks
Title: Executive Director

CAPITAL ONE, NATIONAL ASSOCIATION,
as Lender

By:	/s/ Christopher Kuna
Name: Christopher Kuna
Title: Senior Director

SOCIETE GENERALE, as Lender

By:	/s/ Roberto Simon
Name: Roberto Simon
Title: Managing Director

REGIONS BANK, as Lender

By:	/s/ Cody Chance
Name: Cody Chance
Title: Director

KeyBank National Association, as Lender

By:	/s/ David M. Bornstein
Name: David M. Bornstein
Title: Senior Vice President

Credit Agricole Corporate and Investment
Bank, and a Lender

By:	/s/ Darrell Stanley
Name: Darrell Stanley
Title: Managing Director

By:	/s/ Michael Willis
Name: Michael Willis
Title: Managing Director

CITIZENS BANK, N.A., as Lender

By:	/s/ Hernando Garcia
Name: Hernando Garcia
Title: Director

BARCLAYS BANK PLC, as Lender

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

CIT Bank, N.A., as Lender

By:	/s/ Seda M. Murphy
Name: Seda M. Murphy
Title: Managing Director

OCM ENGY Holdings, LLC, as Lender

By: Oaktree Fund GP, LLC
Its: Manager

By: Oaktree Fund GP I, LLC
Its: Managing Manager

By:	/s/ Robert LaRoche
Name: Robert LaRoche
Title: Authorized Signatory

By:	/s/ Brooke Hinchman
Name: Brook Hinchman
Title: Authorized Signatory

Oaktree Opportunities Fund Xb Holdings
(Delaware), L.P., as Lender

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, LLC
Its: Managing Manager

By:	/s/ Robert LaRoche
Name: Robert LaRoche
Title: Authorized Signatory

By:	/s/ Brooke Hinchman
Name: Brook Hinchman
Title: Authorized Signatory

Banc of America Credit Products, as Lender

By:	/s/ Miles Hanes
Name: Miles Hanes
Title: Authorized Signatory

Goldman Sachs Bank USA, as Lender

By:	/s/ Mahesh Mohan
Name: Mahesh Mohan
Title: Authorized Signatory

Oaktree Value Opportunities Fund Holdings,
L.P., as Lender

By: Oaktree Value Opportunities Fund GP, LP
Its: General Partner

By: Oaktree Value Opportunities Fund GP, Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Robert LaRoche
Name: Robert LaRoche
Title: Vice President

By:	/s/ Brooke Hinchman
Name: Brook Hinchman
Title: Managing Director

Morgan Stanley Senior Funding, Inc., as Lender

By:	/s/ Marisa Moss
Name: Marissa Moss
Title: Vice President

ACKNOWLEDGMENT BY GUARANTORS
Each of the undersigned Guarantors hereby (i) consents to the terms and conditions of that certain Eighth Amendment to Amended and Restated Credit Agreement dated effective as of October [_], 2021 (the “Amendment”) and confirms its release of the Released Parties set forth therein, (ii) acknowledges and agrees that its consent is not required for the effectiveness of the Amendment, (iii) ratifies and acknowledges its respective Obligations under each Loan Document to which it is a party and affirms that the terms of the Guaranty Agreement guarantees, and will continue to guarantee, the Obligations, after giving effect to the Amendment, and (iv) represents and warrants that (a) no Default or Event of Default has occurred and is continuing, (b) it is in full compliance with all covenants and agreements pertaining to it in the Loan Documents, and (c) it has reviewed a copy of the Amendment.
COMSTOCK OIL & GAS, LLC
By Comstock Resources, Inc., its sole member

COMSTOCK OIL & GAS - LOUISIANA, LLC

By:	/s/ Roland O. Burns
Name: Roland O. Burns
Title: President